Exhibit 99.1

8333 Douglas Avenue, Suite 1100 Dallas, Texas 75225 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Financial Results for Fourth Quarter and Fiscal Year Ended March 31, 2022
CSWC Reports Pre-Tax Net Investment Income of $0.50 Per Share for the Quarter Ended March 31, 2022
Dallas, Texas – May 23, 2022 – Capital Southwest Corporation (“Capital Southwest,” “CSWC” or the “Company”) (Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, today announced its financial results for the fourth fiscal quarter and fiscal year ended March 31, 2022.
Fourth Quarter Fiscal Year 2022 Financial Highlights
•Total Investment Portfolio: $936.6 million
◦Credit Portfolio of $793.8 million:
▪93% 1st Lien Senior Secured Debt
▪$99.6 million in new committed credit investments
▪Weighted Average Yield on Debt Investments: 9.3%
▪Three debt investments currently on non-accrual with a fair value of $14.0 million, representing 1.5% of the total investment portfolio
•No additional debt investments placed on non-accrual during the quarter
◦Equity Portfolio of $85.2 million, excluding investment in I-45 Senior Loan Fund ("I-45 SLF")
▪$3.2 million in new equity co-investments
◦CSWC Investment in I-45 SLF of $57.6 million at fair value
▪I-45 SLF portfolio of $176.7 million
•Portfolio consists of 42 issuers: 97% 1st Lien Debt
▪$114.5 million of debt outstanding at I-45 SLF as of March 31, 2022
•I-45 SLF fund leverage of 1.59x debt to equity at fair value at quarter end
▪I-45 SLF paid a $1.9 million quarterly dividend to CSWC, an annualized yield of 12.9%
•Pre-Tax Net Investment Income: $12.0 million, or $0.50 per weighted average diluted share
•Dividends: Paid $0.48 per share Regular Dividend
◦105% LTM Pre-Tax NII Regular Dividend Coverage
•Net Realized and Unrealized Appreciation on Investments: $7.7 million
◦$6.3 million of net appreciation related to the equity portfolio
◦$1.4 million of net appreciation related to debt portfolio

•Balance Sheet:
◦Cash and Cash Equivalents: $11.4 million
◦Total Net Assets: $420.9 million
◦Net Asset Value (“NAV”) per Share: $16.86
▪Increase of 4.1% from $16.19 per share in prior quarter

Fiscal Year 2022 Financial Highlights
•Total Investment Portfolio: Increased by $248.2 million (Fair Value), from $688.4 million to $936.6 million, representing 36.1% growth, during the year
◦Credit Portfolio increased by $221.2 million
•Operating Leverage: Decreased to 2.20% as of March 31, 2022 from 2.42% as of March 31, 2021
•Pre-Tax Net Investment Income: $43.3 million for the fiscal year, or $1.90 per weighted average diluted share versus $1.79 per weighted average diluted share in the prior fiscal year, representing 6% growth
•Dividends: Declared and Paid Total Dividends of $2.52 per share
◦$1.82 per share in regular dividends
◦$0.70 per share in supplemental dividends
◦Undistributed Taxable Income ("UTI") balance at the end of the fiscal year ended March 31, 2022 was $0.47 per share

In commenting on the Company's results, Bowen Diehl, President and Chief Executive Officer, stated, “Fiscal year 2022 was another impressive year of asset growth and portfolio performance, as highlighted by our 36% net growth in investments at fair value and 10% growth in regular dividends paid. Our credit portfolio consists of 93% 1st lien senior secured debt, while our equity co-investment portfolio, representing 9% of our total assets, continues to produce attractive gains for our shareholders from many of the growing lower middle market companies. In fact, our equity co-investment portfolio generated almost $24 million in realized and unrealized gains during the year. Our internally managed structure continued to generate operating efficiencies as our operating leverage improved to 2.2%, which was down from 2.4% in the prior fiscal year. We further strengthened our balance sheet by raising almost $250 million in unsecured debt and equity capital during the fiscal year. Finally, during the year we began operating our wholly-owned small business investment company ("SBIC") subsidiary and have received $80 million in total leverage commitments from the Small Business Administration ("SBA"). We believe the construction of our investment portfolio and our balance sheet capitalization has us well positioned for any economic environment moving forward.”

Fourth Quarter Fiscal Year 2022 Investment Activities
During the quarter ended March 31, 2022, the Company originated $102.8 million in new commitments, consisting of investments in three new portfolio companies totaling $50.0 million, two refinancing transactions totaling $40.9 million, and add-on commitments in eight existing portfolio companies totaling $11.9 million. New portfolio company investment transactions that closed during the quarter ended March 31, 2022 are summarized as follows:
ATS Operating, LLC, $18.5 million 1st Lien Senior Secured Debt, $2.5 million Revolving Loan, $1.0 million Equity: America's Thrift Store is a thrift retailer with locations throughout the Southeast.
Zips Car Wash, LLC, $20.0 million Delayed Draw Term Loan: Zips Car Wash operates a number of car washes in the South, Southeast, Mid-Atlantic and Mountain West.
Cadmium, LLC, $7.4 million 1st Lien Senior Secured Debt, $0.6 million Revolving Loan: Cadmium, LLC is a fully-integrated, end-to-end event and continuous learning management platform for knowledge-driver end markets.
During the quarter ended March 31, 2022, the Company received full prepayments on four debt investments totaling $49.2 million.
American Nuts Operations LLC: Proceeds of $18.7 million, generating an IRR of 12.6%. The prepayment was associated with a refinancing transaction in which CSWC participated.
Alliance Sports Group, L.P.: Proceeds of $11.5 million, generating an IRR of 13.1%.
Allover Media, LLC: Proceeds of $11.3 million, generating an IRR of 14.7%.
GS Operating, LLC (dba Gexpro): Proceeds of $7.7 million, generating an IRR of 10.4%. The prepayment was associated with a refinancing transaction in which CSWC participated.

Fourth Quarter Fiscal Year 2022 Operating Results
For the quarter ended March 31, 2022, Capital Southwest reported total investment income of $21.0 million, compared to $22.3 million in the prior quarter. The decrease in total investment income was primarily attributable to an increase in prepayment fees received in the prior quarter, partially offset by an increase in average debt investments outstanding.
For the quarter ended March 31, 2022, total operating expenses (excluding interest expense) were $4.1 million as compared to $5.8 million in the prior quarter. The decrease was primarily related to an increase in accrued bonus compensation in the prior quarter.
For the quarter ended March 31, 2022, interest expense was $4.9 million as compared to the $4.7 million in the prior quarter. The increase during the quarter was due to an increase in average debt outstanding as compared to the prior quarter.
For the quarter ended March 31, 2022, total pre-tax net investment income was $12.0 million, compared to $11.8 million in the prior quarter.
During the quarter ended March 31, 2022, Capital Southwest recorded total net realized and unrealized gains on investments of $7.7 million, compared to $0.7 million in the prior quarter. For the quarter ended March 31, 2022, this included total net realized and unrealized gains on equity investments of $6.3 million and net realized and unrealized gains on debt investments of $1.4 million. The net increase in net assets resulting from operations was $19.7 million for the quarter, compared to $12.6 million in the prior quarter.
The Company’s NAV per share at March 31, 2022 was $16.86, as compared to $16.19 at December 31, 2021. The increase in NAV per share from the prior quarter is primarily due to net unrealized appreciation on the investment portfolio and issuance of common stock at a premium to NAV per share under the Equity ATM Program (as described below).

Fiscal Year 2022 Operating Results
For the year ended March 31, 2022, Capital Southwest reported total investment income of $82.2 million, compared to $68.1 million in the prior year. The increase in investment income was primarily attributable to an increase in average debt investments outstanding and an increase in prepayment fees received during the current year.
For the year ended March 31, 2022, total operating expenses (excluding interest expense) were $19.0 million, compared to $16.0 million in the prior year. The increase in operating expenses was primarily attributable to an increase in bonus accrual based on the Company's performance, as well as an increase in independent director compensation and the addition of a new independent board member. The increase was also attributable to increased costs related to insurance, valuations and employee recruiting during the current year.
For the year ended March 31, 2022, there was interest expense of $19.9 million, compared to $17.9 million in the prior year. The increase in interest expense during the year was due to an increase in average debt outstanding as compared to the prior year, partially offset by a decrease in the weighted average interest rate on our total debt.
For the year ended March 31, 2022, total pre-tax net investment income was $43.3 million, compared to $34.1 million in the prior year.
For the year ended March 31, 2022, there was tax expense of $0.6 million recorded, compared to $2.4 million in the prior year. The decrease in tax expense was due primarily to the write-off of the deferred tax asset at Capital Southwest Management Corporation at the time of the merger with and into CSWC in the prior year, as well as a decrease in excise tax during the current year.
During the year ended March 31, 2022, Capital Southwest recorded total net realized and unrealized gains on investments of $17.3 million, which included net realized and unrealized gains on equity investments of $20.6 million, net realized and unrealized losses on debt investments of $0.5 million and net unrealized losses on I-45 SLF of $2.8 million. The net increase in net assets resulting from operations was $42.8 million for the year, compared to the net increase in net assets resulting from operations of $50.9 million in the prior year. The decrease was primarily due to a realized loss on extinguishment of debt recognized in the year ended March 31, 2022 in connection with the redemption of the 5.375% Notes due 2024.

The Company’s NAV per share at March 31, 2022 was $16.86, as compared to $16.01 at March 31, 2021.  The increase in NAV per share from the prior year was primarily due to net realized and unrealized appreciation on investments and the issuance of common stock at a premium to NAV per share under the Equity ATM Program.
Liquidity and Capital Resources
At March 31, 2022, Capital Southwest had approximately $11.4 million in unrestricted cash and money market balances, $205.0 million of total debt outstanding on the Credit Facility (as defined below), $138.7 million, net of unamortized debt issuance costs, of the January 2026 Notes (as defined below) outstanding, $146.5 million, net of unamortized debt issuance costs, of the October 2026 Notes (as defined below) outstanding and $38.4 million, net of unamortized debt issuance costs, of SBA Debentures (as defined below) outstanding. As of March 31, 2022, Capital Southwest had $126.3 million in available borrowings under the Credit Facility and $40.0 million in undrawn SBA Debenture commitments. The regulatory debt to equity ratio at the end of the quarter was 1.16 to 1.
On March 4, 2019, the Company established an "at-the-market" offering (the "Equity ATM Program"), pursuant to which the Company may offer and sell, from time to time through sales agents, shares of its common stock having an aggregate offering price of up to $100,000,000. On May 26, 2021, the Company (i) increased the maximum amount of shares of its common stock to be sold through the Equity ATM Program to $250,000,000 from $100,000,000 and (ii) reduced the commission paid to the sales agents for the Equity ATM Program to 1.5% from 2.0% of the gross sales price of shares of the Company's common stock sold through the sales agents pursuant to the Equity ATM Program on and after May 26, 2021.

During the quarter ended March 31, 2022, the Company sold 1,037,297 shares of its common stock under the Equity ATM Program at a weighted-average price of $24.27 per share, raising $25.2 million of gross proceeds. Net proceeds were $24.8 million after commissions to the sales agents on shares sold. During the year ended March 31, 2022, the Company sold 3,872,031 shares of its common stock under the Equity ATM Program at a weighted-average price of $25.73 per share, raising $99.6 million of gross proceeds. Net proceeds were $98.1 million, after deducting commissions to the sales agents on shares sold.
Cumulative to date, the Company has sold 8,177,660 shares of its common stock under the Equity ATM Program at a weighted-average price of $22.44, raising $183.5 million of gross proceeds. Net proceeds were $180.3 million after commissions to the sales agents on shares sold. As of March 31, 2022, the Company has $66.5 million available under the Equity ATM Program.
In August 2021, the Company issued $100.0 million in aggregate principal amount of 3.375% Notes due 2026 (the "Existing October 2026 Notes"). The Existing October 2026 Notes were issued at a price of 99.418% of the aggregate principal amount of the Existing October 2026 Notes, resulting in a yield-to-maturity of 3.5%. In November 2021, the Company issued an additional $50.0 million in aggregate principal amount of the October 2026 Notes (the "Additional October 2026 Notes" together with the Existing October 2026 Notes, the "October 2026 Notes"). The Additional October 2026 Notes were issued at a price of 99.993% of the aggregate principal amount, resulting in a yield-to-maturity of approximately 3.375% at issuance. The Additional October 2026 Notes are treated as a single series with the Existing October 2026 Notes under the indenture and had the same terms as the Existing October 2026 Notes. The October 2026 Notes mature on October 1, 2026 and may be redeemed in whole or in part at any time prior to July 1, 2026, at par plus a "make-whole" premium, and thereafter at par. The October 2026 Notes bear interest at a rate of 3.375% per year, payable semi-annually in arrears on April 1 and October 1 of each year. The October 2026 Notes are the direct unsecured obligations of the Company and rank pari passu with our other outstanding and future unsecured unsubordinated indebtedness and are effectively or structurally subordinated to all of our existing and future secured indebtedness, including borrowings under our Credit Facility and the SBA Debentures.
In August 2016, CSWC entered into a senior secured credit facility (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Facility”) to provide additional liquidity to support its investment and operational activities. The Credit Facility contains an accordion feature that allows CSWC to increase the total commitments under the Credit Facility up to $400 million from new and existing lenders on the same terms and conditions as the existing commitments. On August 9, 2021, CSWC entered into the Second Amended and Restated Senior Secured Revolving Credit Agreement (the "Credit Agreement"). Prior to the Credit Agreement, (1) borrowings under the Credit Facility accrued interest on a per annum basis at a rate equal to the applicable LIBOR rate plus 2.50% with no LIBOR floor, and (2) the total borrowing capacity was $340 million with commitments from a diversified group of eleven lenders. The Credit Agreement (1) decreased the total borrowing capacity under the Credit Facility to $335 million with commitments from a diversified group of ten lenders, (2) reduced the interest rate on borrowings to LIBOR plus 2.15% with no LIBOR floor and removed conditions related thereto as previously set forth in the Amended and Restated Senior Secured Revolving Credit Agreement, and (3) extended the end of the Credit Facility's revolver period from December 21, 2022 to August 9, 2025 and extended the final maturity from December 21, 2023 to August 9, 2026. The Credit Agreement also modified certain covenants in the Credit Facility, including, among other things, to increase the minimum obligors’ net worth test from $180 million to $200 million. CSWC pays unused commitment fees of 0.50% to 1.00% per annum, based on utilization, on the unused lender commitments under the Credit Facility.
On May 11, 2022, CSWC entered into Amendment No. 2 (the "Amendment") to the Credit Agreement. The Amendment changed the benchmark interest rate from LIBOR to Term SOFR. In addition, on May 11, 2022, CSWC entered into an Incremental Commitment Agreement, pursuant to which the total commitments under the Credit Agreement increased from $335 million to $380 million.
On April 20, 2021, our wholly owned subsidiary, Capital Southwest SBIC I, LP (“SBIC I”), received a license from the SBA to operate as an SBIC under Section 301(c) of the Small Business Investment Act of 1958, as amended. The SBIC license allows SBIC I to obtain leverage by issuing SBA-guaranteed debentures ("SBA Debentures"), subject to the issuance of a leverage commitment by the SBA. SBA debentures are loans issued to an SBIC which have interest payable semi-annually and a ten-year maturity. The interest rate is fixed shortly after issuance at a market-driven spread over U.S. Treasury Notes with ten-year maturities. Current statutes and regulations permit SBIC I to borrow up to $175 million in SBA Debentures with at least $87.5 million in regulatory capital, subject to SBA approval. On May 25, 2021, SBIC I received a leverage commitment from the SBA in the amount of $40.0 million to be issued on or prior to September 30, 2025. On January 28, 2022, SBIC I received an additional leverage commitment in the amount of $40.0 million to be issued on or prior to September 30, 2026.
In November 2015, I-45 SLF entered into a senior secured credit facility led by Deutsche Bank. The I-45 credit facility has total commitments outstanding of $150 million from a group of four bank lenders, which is scheduled to mature in March 2026. Borrowings under the I-45 credit facility bear interest at a rate equal to LIBOR plus 2.15%. As of March 31, 2022, I-45 SLF had $115 million in borrowings outstanding under its credit facility.

Share Repurchase Program
On July 28, 2021, the Company's board of directors (the "Board") approved a share repurchase program authorizing the Company to repurchase up to $20 million of its outstanding shares of common stock in the open market at certain thresholds below its NAV per share, in accordance with guidelines specified in Rules 10b5-1(c)(1)(i)(B) and 10b-18 under the Securities Exchange Act of 1934. On August 31, 2021, the Company entered into a share repurchase agreement, which became effective immediately, and the Company will cease purchasing its common stock under the share repurchase program upon the earlier of, among other things: (1) the date on which the aggregate purchase price for all shares equals $20 million including, without limitation, all applicable fees, costs and expenses; or (2) upon written notice by the Company to the broker that the share repurchase agreement is terminated. During the year ended March 31, 2022, the Company did not repurchase any shares of the Company’s common stock under the share repurchase program.

Declared Total Dividend of $0.63 Per Share for Quarter Ended June 30, 2022

On April 27, 2022, the Board declared a total dividend of $0.63 per share for the quarter ended June 30, 2022, comprised of a regular dividend of $0.48 per share and a special dividend of $0.15 per share.
The Company's dividend will be payable as follows:

June 30, 2022 Dividend

Regular Quarterly Dividend

Amount Per Share: $0.48
Ex-Dividend Date: June 14, 2022
Record Date: June 15, 2022
Payment Date: June 30, 2022

Special Dividend

Amount Per Share: $0.15
Ex-Dividend Date: June 14, 2022
Record Date: June 15, 2022
Payment Date: June 30, 2022

When declaring dividends, the Board reviews estimates of taxable income available for distribution, which may differ from net investment income under generally accepted accounting principles. The final determination of taxable income for each year, as well as the tax attributes for dividends in such year, will be made after the close of the tax year.

Capital Southwest maintains a dividend reinvestment plan ("DRIP") that provides for the reinvestment of dividends on behalf of its registered stockholders who hold their shares with Capital Southwest’s transfer agent and registrar, American Stock Transfer and Trust Company.  Under the DRIP, if the Company declares a dividend, registered stockholders who have opted into the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Capital Southwest common stock.

Annual Meeting of Shareholders
The 2022 Annual Meeting of Shareholders of Capital Southwest Corporation will be held virtually on Wednesday, July 27, 2022, at 9:00 a.m. (Central Time).

Fourth Quarter 2022 Earnings Results Conference Call and Webcast
Capital Southwest has scheduled a conference call on Tuesday, May 24, 2022, at 11:00 a.m. Eastern Time to discuss the fourth quarter 2022 financial results. You may access the call by dialing (866) 502-8274 and using the Conference ID 2688004 at least 10 minutes before the call. The call can also be accessed using the Investor Relations section of Capital Southwest's website at www.capitalsouthwest.com, or by using http://edge.media-server.com/mmc/p/o5fo9gmv.
A telephonic replay will be available through May 31, 2022 by dialing (855) 859-2056 and using the Conference ID 2688004. An audio archive of the conference call will also be available on the Investor Relations section of Capital Southwest’s website.
For a more detailed discussion of the financial and other information included in this press release, please refer to Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2022 to be filed with the Securities and Exchange Commission and Capital Southwest’s Fourth Fiscal Quarter 2022 Earnings Presentation to be posted on the Investor Relations section of Capital Southwest’s website at www.capitalsouthwest.com.

About Capital Southwest
Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $937 million in investments at fair value as of March 31, 2022. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses and makes investments ranging from $5 million to $35 million in securities across the capital structure, including first lien, second lien, and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements
This press release may contain statements that constitute forward-looking, which relate to future events or Capital Southwest’s future performance or financial condition, including statements relating to Capital Southwest's investment portfolio and balance sheet capitalization being well positioned for any economic environment moving forward. Forward-looking statements are statements that are not historical statements and can often be identified by words such as “will,” “believe,” “expect” and similar expressions and variations or negatives of these words. These statements are based on management’s current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to: changes in the markets in which Capital Southwest invests; changes in the financial, capital, and lending markets; changes in the interest rate environment; regulatory changes; tax treatment and general economic and business conditions; our ability to operate our wholly owned subsidiary, SBIC I, as an SBIC; and uncertainties associated with the impact from the COVID-19 pandemic, including its impact on the global and U.S. capital markets and the global and U.S. economy, the length and duration of the

COVID-19 outbreak in the United States as well as worldwide and the magnitude of the economic impact of that outbreak; the effect of the COVID-19 pandemic on our business prospects and the operational and financial performance of our portfolio companies, including our ability and their ability to achieve their respective objectives, and the effects of the disruptions caused by the COVID-19 pandemic on our ability to continue to effectively manage our business.
Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2022 and subsequent filings with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:
Michael S. Sarner, Chief Financial Officer
214-884-3829

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(In thousands, except shares and per share data)

	March 31,	March 31,
	2022	2021
	(Unaudited)
Assets
Investments at fair value:
Non-control/Non-affiliate investments (Cost: $721,392 and $540,556, respectively)	$747,132	$546,028
Affiliate investments (Cost: $140,911 and $90,201, respectively)	131,879	85,246
Control investments (Cost: $76,000 and $72,800, respectively)	57,603	57,158
Total investments (Cost: $938,303 and $703,557, respectively)	936,614	688,432
Cash and cash equivalents	11,431	31,613
Receivables:
Dividends and interest	12,106	10,533
Escrow	1,344	1,150
Other	2,238	171
Income tax receivable	158	155
Deferred tax asset	—	—
Debt issuance costs (net of accumulated amortization of $4,573 and $3,582, respectively)	4,038	2,246
Other assets	6,028	1,284
Total assets	$973,957	$735,584

Liabilities
SBA Debentures (Par value: $40,000 and $0, respectively)	$38,352	$—
October 2024 Notes (Par value: $0 and $125,000, respectively)	—	122,879
January 2026 Notes (Par value: $140,000 and $140,000, respectively)	138,714	138,425
October 2026 Notes (Par value: $150,000 and $0, respectively)	146,522	—
Credit facility	205,000	120,000
Other liabilities	14,808	11,655
Accrued restoration plan liability	2,707	2,979
Income tax payable	1,240	50
Deferred income taxes	5,747	3,345
Total liabilities	553,090	399,333

Commitments and contingencies (Note 11)

Net Assets
Common stock, $0.25 par value: authorized, 40,000,000 shares; issued, 27,298,032 shares at March 31, 2022 and 23,344,836 shares at March 31, 2021	6,825	5,836
Additional paid-in capital	448,235	356,447
Total distributable earnings	(10,256)	(2,095)
Treasury stock - at cost, 2,339,512 shares	(23,937)	(23,937)
Total net assets	420,867	336,251
Total liabilities and net assets	$973,957	$735,584
Net asset value per share (24,958,520 shares outstanding at March 31, 2022 and 21,005,324 shares outstanding at March 31, 2021)	$16.86	$16.01

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except shares and per share data)
	Years Ended March 31,
	2022	2021	2020
Investment income:
Interest income:
Non-control/Non-affiliate investments	$58,136	$42,880	$36,843
Affiliate investments	7,122	6,126	7,708
Control investments	—	—	265
Payment-in-kind interest income:
Non-control/Non-affiliate investments	2,051	4,268	1,251
Affiliate investments	1,160	3,018	851
Control investments	—	—	—
Dividend income:
Non-control/Non-affiliate investments	1,654	1,752	166
Affiliate investments	28	33	141
Control investments	6,720	6,609	12,136
Fee income:
Non-control/Non-affiliate investments	4,833	3,233	1,090
Affiliate investments	494	122	143
Control investments	—	—	1,359
Other income	17	21	86
Total investment income	82,215	68,062	62,039
Operating expenses:
Compensation	8,838	7,756	7,310
Share-based compensation	3,585	2,944	2,853
Interest	19,924	17,941	15,836
Professional fees	2,489	2,193	2,029
General and administrative	4,077	3,115	3,717
Total operating expenses	38,913	33,949	31,745
Income before taxes	43,302	34,113	30,294
Federal income, excise and other taxes	181	637	1,380
Deferred taxes	434	1,805	682
Total income tax provision (benefit)	615	2,442	2,062
Net investment income	$42,687	$31,671	$28,232
Realized gain (loss)
Non-control/Non-affiliate investments	$7,136	$(6,908)	$1,335
Affiliate investments	140	(1,628)	57
Control investments	—	—	44,300
Taxes on deemed distribution of long-term capital gains	—	—	(3,461)
Income tax provision	(1,442)	—	—
Total net realized gain (loss) on investments, net of tax	5,834	(8,536)	42,231
Net unrealized appreciation (depreciation) on investments
Non-control/Non-affiliate investments	20,940	21,218	(14,250)
Affiliate investments	(4,750)	(2,825)	(4,320)
Control investments	(2,755)	12,598	(73,561)
Income tax (provision) benefit	(1,968)	(2,236)	(683)
Total net unrealized appreciation (depreciation) on investments, net of tax	11,467	28,755	(92,814)
Net realized and unrealized gains (losses) on investments	17,301	20,219	(50,583)
Realized loss on extinguishment of debt	(17,087)	(1,007)	—
Realized loss on disposal of fixed assets	(86)	—	—
Net increase (decrease) in net assets from operations	$42,815	$50,883	$(22,351)

Pre-tax net investment income per share - basic and diluted	$1.90	$1.79	$1.68
Net investment income per share - basic and diluted	$1.87	$1.66	$1.57
Net increase (decrease) in net assets from operations - basic and diluted	$1.87	$2.67	$(1.24)
Weighted average shares outstanding – basic and diluted	22,839,835	19,060,131	17,999,836